EXHIBIT 4.17

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

EXECUTION VERSION

AMENDED AND RESTATED

LICENSE AND COMMERCIALIZATION AGREEMENT

BY AND AMONG

IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

AND

BIOLINERX LTD.

AND

BIOLINE INNOVATIONS JERUSALEM L.P.

AUGUST 26, 2009

Page

i

Page

Section 1.44	“Third Party”	8
Section 1.45	“Valid Claim”	8
Section 1.46	Additional Definitions	8
Section 1.47	Interpretation	9

Page
Section 6.6	Publicity	26
Section 6.7	Publications	26

Page

AMENDED AND RESTATED
LICENSE AND COMMERCIALIZATION AGREEMENT

This Amended and Restated License and Commercialization Agreement (the “Agreement”) is entered into this 26th day of August, 2009, by and among Ikaria Development Subsidiary One LLC, a Delaware limited liability company having a principal place of business at 6 State Route 173, Clinton, NJ 08809, USA (“Ikaria”), BioLineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLineRx”).

INTRODUCTION

WHEREAS, BioLineRx owns or controls certain intellectual property rights covering a liquid polymer composed of Sodium Alginate and Ca-D-Gluconate (designated by BioLineRx as “BL-1040”);

WHEREAS, BioLineRx is currently developing the Product (as defined below) as a medical device for the direct treatment of cardiac tissue following acute myocardial infarction;

WHEREAS, BioLineRx is concluding the safety and clinical trials of the Product that were initiated by BioLineRx prior to the Effective Date (as defined below);

WHEREAS, BioLineRx desires to grant to Ikaria the worldwide exclusive rights to Develop, Manufacture, and Commercialize Products (as such capitalized terms are defined below); and

WHEREAS, Ikaria desires to obtain such exclusive rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, BioLineRx and Ikaria agree as follows:

Article I

Definitions; Interpretation

When used in this Agreement, each of the following capitalized terms has the meaning set forth in this Article I:

Section 1.1                      “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock, shares or membership units having the right to vote for the election of a majority of the directors of such Person, and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2                        “BGN License Agreement” shall mean that certain License Agreement, dated January 10, 2005, as amended, by and among BioLine Jerusalem L.P. and B.G. Negev Technologies and Applications Ltd. (“BGN”) on behalf of Ben Gurion University.

Section 1.3                        “BioLineRx Know-How” shall mean all Know-How that is (a) necessary or useful for the Development, Manufacture, or Commercialization of any Product and (b) either (i) is Controlled by BioLineRx as of the Effective Date or (ii) BioLineRx comes to Control during the term of this Agreement.

Section 1.4                        “BioLineRx Patent Rights” shall mean Patent Rights that claim or disclose BioLineRx Know-How, including the Patent Rights listed in Exhibit B.

Section 1.5                        “BioLineRx Intellectual Property” shall mean BioLineRx Patent Rights (including Patent Rights in the Sublicensed IP), and BioLineRx Know-How (including Know-How in the Sublicensed IP).

Section 1.6                        “Business Day” shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York, USA are authorized by law to remain closed.
Section 1.7                        “Commercialization” or “Commercialize” shall mean any activities directed to marketing, promoting, distributing, importing, exporting, or selling a product.

Section 1.8                        “Commercially Reasonable Efforts” shall mean the efforts, expertise and resources normally used by a Party to Develop, Manufacture and Commercialize a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for the product, the proprietary position of the product, the regulatory structure involved, the availability and level of reimbursement for such treatment by Third Party payors or health insurance plans, the potential total profitability of the applicable product(s) marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized. The Parties agree that Commercially Reasonable Efforts shall require a Party to expend efforts, expertise and resources that such Party would normally expend to Develop, use, Manufacture and Commercialize a product owned by it or to which it has rights, taking into account the foregoing factors.

Section 1.9                      “Confidential Information” shall mean, with respect to a disclosing Party, all Know-How or other information (whether or not patentable) regarding such Party’s technology, products, business information or objectives (whether disclosed before or after the Effective Date) that is of a confidential and proprietary nature, including reports and audits under Section 4.3, the Development Plan, the Commercialization Plan, the terms of this Agreement, and all proprietary tangible materials (and data and information associated therewith) of such Party.  Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:

(a)           was rightfully known or used by the receiving Party or its Affiliates without an obligation of confidentiality prior to its date of disclosure to the receiving Party as demonstrated by contemporaneous written records; or

(b)           either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such information and not bound by confidentiality obligations to the disclosing Party; or

(c)           either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or

(d)           is independently developed by or for the receiving Party or its Affiliates without reference to or use of the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records.

Section 1.10                       “Control” shall mean the legal authority or right of a Party or its Affiliates to grant a license or sublicense of intellectual property rights to the other Party, or to provide tangible material to or otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party.  For the avoidance of doubt, BioLineRx Controls the Sublicensed IP.

Section 1.11                      “Cover” or “Covered” shall mean, with respect to a Patent Right and a product, that, in the absence of ownership of (with a retained right to exploit), or a license granted under, a Valid Claim included in such Patent Right, the Manufacture, Development, Commercialization, use, sale, import, or offer for sale, as applicable, of such product would infringe such Valid Claim in the country where such activity occurs.

Section 1.12                      “Development” or “Develop” shall mean development activities, including test method development and stability testing, toxicology, formulation, optimization, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval, and registration.

Section 1.13                      “Development Term” shall mean the term of development of Products by Ikaria.

Section 1.14                      “EU” shall mean the European Union and all the member states thereof, as it may be comprised from time to time.

Section 1.15                      “EU Milestone Conditions” shall mean (a) satisfaction of all requirements for [***], (b) [***] set forth therein, and (c) [***].

[***] Redacted pursuant to a confidential treatment request.

Section 1.16                      “Executive Officers” shall mean the Chief Executive Officer of Ikaria (or a senior executive officer of Ikaria designated by Ikaria) and the Chief Executive Officer of BioLineRx (or a senior executive officer of BioLineRx designated by BioLineRx).

Section 1.17                      “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

Section 1.18                      “Field” shall mean any and all uses described or claimed in the BioLineRx Patent Rights.

Section 1.19                      “First Commercial Sale” shall mean, with respect to a Product in a country, the first commercial sale of such Product by Ikaria, its Affiliates, distributors, agents or Licensees in such country.  Sales for clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

Section 1.20                      Intentionally Omitted

Section 1.21                      Intentionally Omitted

Section 1.22                      Intentionally Omitted

Section 1.23                      Intentionally Omitted.

Section 1.24                      Intentionally Omitted.“

Section 1.25                      “Know-How” shall mean any tangible or intangible know-how, expertise, information, inventions, discoveries, documents and other works of authorship, copyrights, trade secrets, data, or materials, whether proprietary or not, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, data generated in clinical trials, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof.

Section 1.26                      “Knowledge” shall mean, with respect to a Party, the Party’s actual knowledge together with any knowledge of any of the Party’s officers or director-level employees, that a Person in such party’s position would be expected to obtain given the exercise of reasonably prudent scientific and business diligence in accordance with the standards of companies of such Party’s size in such Party’s industry.

Section 1.27                      “Licensee” shall mean any Person to whom Ikaria licenses its rights under this Agreement in the manner provided in Section 2.1, including any Third Party contractors.

Section 1.28                      “Manufacturing” or “Manufacture” shall mean any activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, or storage of a product or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, development and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing, and release.

Section 1.29                      “Net Sales” shall mean, with respect to a Product, the gross amounts billed by Ikaria, its Affiliates, or Licensees in respect of sales of such Product by Ikaria and its Affiliates or Licensees to unrelated Third Parties, in each case less the following deductions:

(a)           Trade, cash, or quantity discounts (including amounts incurred in connection with government mandated rebate programs) actually allowed and taken with respect to such sales;

(b)           Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid with respect to the production, sale, delivery, or use of the Product (excluding national, state, or local taxes based on income);

(c)           Amounts repaid or credited by reason of billing corrections, rejections, defects, recalls, or returns (due to spoilage, damage, expiration of useful life or otherwise) or because of chargebacks, refunds or retroactive price reductions and allowances for wastage replacement and bad debts;

(d)           Portions of invoices sales amounts included in Net Sales in prior periods that are actually written off by Ikaria, its Affiliates, or licenses as uncollectible; and

(e)           Postage, freight, shipping, insurance, and other transportation related charges incurred in shipping a Product to Third Parties.

Such amounts shall be determined from the books and records of Ikaria, its Affiliates, or Licensees, maintained in accordance with generally accepted accounting principles, consistently applied.  For the avoidance of doubt, in no event will fines, penalties or other monetary damages assessed against Ikaria, its Affiliates or Licensees by any governmental authority for violation of any applicable law, result in an appropriate deduction to Net Sales.

If one or more Products is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Product(s) when sold separately in finished form and B is the average sale price of the other components included in the Combination Product when sold separately in finished form, in each case in the applicable country during the applicable royalty reporting period or, if sales of both the Product(s) and the other components did not occur in such country in such period, then in the most recent royalty reporting period in which sales of both occurred.  If such average sale price cannot be determined for both the Product(s) and all other components included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product(s) and D is the fair market value of all other components included in the Combination Product.  In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product(s) and all other components included in the Combination Product.  If the Parties are unable to agree on such determination within sixty (60) days, then such matter shall be resolved as provided in Article IX.

As used above, the term “Combination Product” means any therapeutic medical product that includes both (i) one or more Product(s) and (ii) other component(s).

Section 1.30                      “On-Going Phase I/II Trial” shall mean that certain clinical trial of a Product that was initiated by BioLineRx prior to and that is ongoing as of the Effective Date, the protocol for which is attached hereto as Schedule 1.30.

Section 1.31                      “Other On-Going Trials” shall mean those pre-clinical and CMC trials (other than the On-Going Phase I/II Trial) that were initiated by BioLineRx prior to, and that are ongoing as of, the Effective Date, descriptions of which are attached hereto as Schedule 1.31.

Section 1.32                      “Party” shall mean BioLineRx or Ikaria; “Parties” shall mean BioLineRx and Ikaria.

Section 1.33                      “Patent Rights” shall mean United States and foreign patents and patent applications (including provisional applications) and all substitutions, divisionals, continuations, continuations-in-part, reissuances, reexaminations, registrations, renewals, confirmations, supplementary protection certificates and extensions thereof.

Section 1.34                      “Person” shall mean any natural person or any corporation, company, partnership, joint venture, firm, university, other entity, governmental authority, or subdivision thereof.

Section 1.35                      “Pivotal Clinical Trial” shall mean a randomized, controlled clinical trial of a Product designed to demonstrate statistically significant clinical efficacy and safety in human patients (in conjunction with performance of a therapeutic procedure) pursuant to a clinical study agreed with the FDA, which trial the FDA accepts as a pivotal clinical trial necessary for Regulatory Approval of such Product.  An outline of the structure of the initial Pivotal Clinical Trial is attached as Schedule 1.35.

Section 1.36                      “Primary Indication” shall mean the diagnosis, prevention, mitigation, or treatment of injury to myocardial tissue via the administration of a Product to a human patient.

Section 1.37                      “Product” shall mean a liquid polymer composed of Sodium Alginate and Ca-D-Gluconate (designated by BioLineRx as “BL-1040”), or any back-ups or second-generation polymers or polymer combinations thereof that is Developed under the Development Program.

Section 1.38                      “Regulatory Approval” shall mean, with respect to a jurisdiction, the approval of the applicable Regulatory Authority required to market and sell a Product in such jurisdiction.  For clarity, Regulatory Approval for a Product shall occur:

(a)      in the United States, on the date when the FDA approves a Premarket Approval (PMA) application;

(b)      in Europe, on the date when such Product may first be placed on the market as a medical device (as such terms are defined in Art. 1 Paragraphs 2(a) and (h) of Directive 93/42/EEC, as amended) bearing the CE marking according to Art. 17 of Directive 93/42/EEC, as amended, in any member state of the EU; and

(c)      in Japan, on the date when the Ministry of Health approves a marketing authorization.

Section 1.39                      “Regulatory Authority” shall mean any national (e.g., the FDA), supra-national or other regulatory agency or governmental entity involved in the granting of Regulatory Approval for, or in the regulation of human clinical studies of, therapeutic medical devices.

Section 1.40                      “Royalty Term” shall mean, with respect to a Product in a country of the Territory, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the earlier of (a) the expiration of the last-to-expire Valid Claim in the BioLineRx Patent Rights that Covers the sale or use of such Product in the Field in such country, or (b) the date of a judicial determination from which no appeal can be taken of invalidity of a set of claims in the BioLineRx Patent Rights that Cover the sale or use of such Product in the Field in such country and that are asserted through litigation (whether in an infringement action, a declaratory judgment action, or otherwise) to exclude a Third Party from selling or using a product in the Field in such country.

Section 1.41                      “Sublicensed IP” shall mean that portion of the BioLineRx Intellectual Property licensed to BioLineRx pursuant to the BGN License Agreement.

Section 1.42                      “Successful Completion” shall mean:

(a)           with respect to the On-Going Phase I/II Trial, no treatment-related safety findings during the treatment period and the six (6) month follow up period, that were considered by the Independent Safety Monitoring Board for the On-Going Phase I/II Trial (in accordance with and subject to the Independent Safety Monitoring Board Charter attached hereto as Schedule 1.42(a)) to be of sufficient concern to discontinue the On-Going Phase I/II Trial;

(b)           with respect to the Interim Analysis of the Pivotal Clinical Trial/Phase IIb Proof of Concept, safety and efficacy data from completion of all patients at the [***] follow up demonstrates more than a [***]probability of meeting pre-specified endpoints at [***] in the Pivotal Clinical Trial, and no apparent safety signal in the treatment group for the entire cohort at all times;

(c)           with respect to the Pivotal Clinical Trial for the Primary Indication, safety and efficacy data from completion of all patients at the [***] follow up meets the primary endpoint and demonstrates a positive benefit-to-risk ratio to enable FDA submission; and

(d)           with respect to all other clinical trials of a Product, that the JDC has determined that the final results of such clinical trial have achieved the success criteria established by the JDC with respect to such clinical trial.

Section 1.43                      “Territory” shall mean the entire world.

[***] Redacted pursuant to a confidential treatment request

Section 1.44                      “Third Party” shall mean any Person other than a Party or any of its Affiliates or Licensees.

Section 1.45                       “Valid Claim” shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise.

Section 1.46                      Additional Definitions.  Each of the following terms is defined in the section of this Agreement indicated below:

Term	Section
“Agreement”	Preamble
“Bankruptcy Code”	Section 2.5
“BGN”	Section 1.2
“BioLineRx”	Preamble

“BL-1040”	Section 1.37
“Breaching Party”	Section 8.2
“Combination Product”	Section 1.29
“Commercialization Plan”	Section 3.7
“Competitive Infringement”	Section 5.3(a)
“Effective Date”	Section 2.1
“Existing Product Agreements”	Section 2.3
“Ikaria”	Preamble

“Development Plan”	Section 3.1
“Development Program”	Section 3.1
“Force Majeure Event”	Section 10.7
“Indemnified Party”	Section 10.1(c)
“Indemnifying Party”	Section 10.1(c)
“Invalidity Claim”	Section 5.3(d)
“Joint Development Committee” or “JDC”	Section 3.2

“Joint Manufacturing Committee” or “JMC”	Section 3.6(c)
“Lead Party”	Section 5.3(e)
“Losses”	Section 10.1(a)
“New Indication”	Section 2.4
“New Indication Invention”	Section 5.1(a)
“Non-Breaching Party”	Section 8.2
“OCS”	Section 2.1
“SEC”	Section 6.1
“Severed Clause”	Section 10.11

“Technology Exchange”	Section 3.5
“Technology Exchange Plan”	Section 3.5
“Third Party Payment”	Section 4.2(b)

Section 1.47                      Interpretation.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “or” shall be construed to have the same meaning and effect as “and/or”.  This Agreement has been prepared jointly with the assistance of counsel and shall not be strictly construed against either Party.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, as they from time to time may be enacted, repealed, or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, and (f) all references herein to Articles, Sections, Exhibits, or Schedules shall be construed to refer to Articles, Sections, Exhibits, and Schedules of this Agreement.

Article II

Grant of Rights

Section 2.1                        BioLineRx License Grant to Ikaria; Consent of OCS.  Subject to the terms and conditions of this Agreement, including the consent of the Office of the Chief Scientist of the State of Israel (“OCS”), BioLineRx hereby grants to Ikaria the exclusive, royalty-bearing right and license in the Territory under the BioLineRx Intellectual Property (including, for clarity, a sublicense under the Sublicensed IP) to Develop, Manufacture and Commercialize Products for use in the Field.  Subject to the consent of BioLineRx, which consent shall not be unreasonably withheld, conditioned or delayed, the foregoing license includes the right to grant sublicenses under the BioLineRx Intellectual Property, provided that, with respect to sublicenses granted under the Sublicensed IP, Ikaria shall (a) grant such sublicenses only for consideration and at arm’s-length transactions, and (b) grant such sublicenses only pursuant to written agreements that contain such terms and conditions as may be required for Ikaria to comply with this Agreement.  BioLineRx shall use its best efforts to obtain the written consent of the OCS to this Agreement within [***] days after August 26th, 2009, which consent must be in a form that is satisfactory to each Party.  If the OCS has still not provided such consent during such [***] days, Ikaria shall have the right to require BioLineRx to continue to use best efforts to obtain such consent within the subsequent [***] day period.  In addition, (i) Ikaria shall have the right to have a representative present at all interactions between BioLineRx’s representatives and the OCS relating to such consent, (ii) BioLineRx shall (A) provide Ikaria with a reasonable opportunity to review and approve the request for consent submitted to the OCS and (B) keep Ikaria fully informed as to the progress of such request for consent and shall consult with Ikaria in good faith with respect thereto, (iii) BioLineRx shall not engage in any activities or discussions with any Third Party relating to the subject matter of this Agreement, including pursuing any other transactions relating to the BioLineRx Intellectual Property, without Ikaria’s consent, and (iv) Ikaria shall have the right, prior to the Effective Date, to unilaterally modify this Agreement to comply with the specific, formal, written requests of the OCS, provided that such modifications have no detrimental financial impact on BioLineRx under this Agreement.  Notwithstanding BioLineRx’s obligation to exercise best efforts to obtain the consent from the OCS as described above, BioLineRx shall not be required to (y) agree to any request by the OCS that would require BioLineRx to pay to the OCS an aggregate amount of more than [***] or (z) obtain a consent based on the characterization of this Agreement as a “transfer of know-how outside of Israel” under Section 19B of the Israeli Law for the Encouragement of Industrial Research & Development, 1984.  Notwithstanding anything herein to the contrary, subject to Section 8.6, the provisions of this Agreement other than this Section 2.1, Section 2.2, Article VII, Section 8.6 and Article X shall not be effective until such consent has been obtained and each Party has delivered the certificate set forth in Section 7.8 (the “Effective Date”).

Section 2.2                        Non-Competition.  During the term of this Agreement, BioLineRx shall not, within the Territory, directly or indirectly (including through its Affiliates), conduct research or discovery activities, Develop, Manufacture (except as set forth in Section 3.6), Commercialize, or grant any rights or options or provide assistance to any Third Party to conduct research or discovery activities, Develop, Manufacture (except as set forth in Section 3.6) or Commercialize, (a) the Product or (b) any compound, substance, polymer, or product (whether pharmaceutical or device in nature) the method of action or effect of which is similar to any Product.

Section 2.3                        Existing Product Agreements.  BioLineRx hereby agrees that, upon the written request of Ikaria, BioLineRx shall assign to Ikaria each of the agreements listed in Schedule 2.3 attached hereto (the “Existing Product Agreements”), and all of its rights, title, and interest therein.  BioLineRx shall cooperate with Ikaria, including by executing and recording documents, as may be necessary to effectuate such assignments and the exercise by Ikaria of its rights under the Existing Product Agreements.

Section 2.4                        Intentionally Omitted.

[***] Redacted pursuant to a confidential treatment request.

Section 2.5                        Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any Section of this Agreement, including under this Article II and with respect to any BioLineRx Intellectual Property subject to Technology Exchange under Section 3.5, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code (such Title, the “Bankruptcy Code”)).  Each of Ikaria and BioLineRx hereby acknowledges “embodiments” of such intellectual property for purposes of Section 365(n) of the Bankruptcy Code shall include (a) copies of research data, (b) laboratory samples, (c) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical studies, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) research data and results, and (j) marketing, advertising, and promotional materials, in each case, that relate to such intellectual property.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or analogous legislation in any other jurisdiction.  Upon the institution by or against BioLineRx of any assignment for the benefit of creditors, composition, or any bankruptcy, reorganization, arrangement, insolvency, or similar proceedings under the laws of any jurisdiction, Ikaria shall further be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property (including embodiments thereof), and such intellectual property and embodiments, if not already in its possession, shall be promptly delivered to Ikaria, unless BioLineRx elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 2.6                        Retained Rights.  Except as otherwise specifically provided for in this Agreement, each Party retains all rights and licenses to exploit its own intellectual property.

Article III

Development; Manufacturing; Commercialization

Section 3.1                        General.  Ikaria shall be solely responsible for conducting and funding all Development activities pursuant to the Development Plan, and shall have the sole right to Develop, Manufacture, and Commercialize Products in the Field in the Territory.  Subject to its obligations under Section 3.8, Ikaria shall prepare a non-binding plan (the “Development Plan”) for the Development of Product(s) (the “Development Program”).  The Development Plan shall include an estimated budget setting forth Ikaria’s anticipated development costs.  Ikaria shall provide BioLineRx with a copy of its then-current Development Plan at least [***] per year, but no later than [***]days following the beginning of each year.  The initial Development Plan is attached hereto as Schedule 3.1, which shall be non-binding, including any timelines or milestones that may be included therein.  In addition, Ikaria shall, within [***] days after the Effective Date, provide BioLineRx with a revised draft protocol for the Interim Analysis of the Pivotal Clinical Trial/Phase IIb Proof of Concept and the Pivotal Clinical Trial, after taking into account any comments BioLineRx may wish to provide based on the initial draft of the protocol attached hereto as Schedule 1.35, that would include modifications designed to maximize the likelihood of obtaining reasonable reimbursement for one or more Products in any one or more of the following countries: [***].  Upon the Successful Completion of the Interim Analysis of the Pivotal Clinical Trial/Phase IIb Proof of Concept, or, failing that, upon the Successful Completion of the Pivotal Clinical Trial, Ikaria shall, within [***] days thereafter, submit a formal written request for a reimbursement price for one or more Product(s) to the applicable governmental agency in one or more of the following countries: [***].

[***] Redacted pursuant to a confidential treatment request.

Section 3.2                        Joint Development Committee.

(a)           The Parties shall establish a Joint Development Committee (the “Joint Development Committee” or “JDC”), comprised of [***] representatives of Ikaria and [***] representatives of BioLineRx, to oversee the Development of Products.  Each Party shall make its initial designation of its representatives not later than [***] days after the Effective Date.  Each Party may change any one or more of its representatives to the Joint Development Committee at any time upon notice to the other Party.

(b)           The JDC shall meet at least [***] during the Development Term or more or less frequently as the JDC may agree.  The JDC may meet in person or by means of a telephone or video conference call.  One meeting of the JDC per year shall be held in person at Ikaria’s headquarters in Clinton, NJ and one meeting of the JDC per year shall be held in person at BioLineRx’s headquarters in Israel, provided, that the Parties’ representatives may participate in person, via telephone, or video conference in their discretion.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  Each Party shall bear its own costs with respect to its participation on the JDC.  Prior to every meeting of the JDC, Ikaria will provide to the JDC detailed reports describing Ikaria’s current clinical and development activities and plans.

(c)           The JDC shall be the vehicle by which BioLineRx may offer insight and guidance to Ikaria with respect to (i) establishing the Development Plan setting forth the Development Program’s objectives and the activities to be conducted, (ii) reviewing and updating the Development Plan from time to time, (iii) monitoring the progress and results of the Development Program, (iv) determining future Development Program activities, including Development activities relating to Manufacturing, to be conducted during the Development Term, and (v) establishing success criteria for the clinical trials (other than those for which success criteria are set forth in this Agreement), and determining whether the results of such clinical trials have achieved the applicable success criteria.

(d)           The JDC shall only act unanimously, with each Party given one (1) vote regardless of the number of representatives.  If, however, the JDC is unable to reach agreement with respect to any matter within [***] days, the matter shall be referred to the Parties’ respective Executive Officers for resolution.  If the Executive Officers are not able to resolve any such matter by consensus within [***] days following referral, Ikaria’s Executive Officer shall have the right to decide the matter taking into account Ikaria’s obligation to use Commercially Reasonable Efforts under Section 3.8.

[***] Redacted pursuant to a confidential treatment request.

Notwithstanding anything in this Section 3.2, neither Party shall have a unilateral right to resolve any dispute involving the breach or alleged breach of this Agreement, to amend or modify this Agreement or the Parties’ respective rights and obligations hereunder or, except as expressly provided in this Section 3.2, any Development Plan or the Parties’ respective rights and obligations thereunder.

Section 3.3                        On-Going Trials.  BioLineRx shall retain control of, bear all costs relating to the On-Going Phase I/II Trial and the Other On-Going Trials, and shall exercise Commercially Reasonable Efforts to continue and complete the On-Going Phase I/II Trial and the Other On-Going Trials, which shall be managed by BioLineRx.  BioLineRx may modify the On-Going Phase I/II Trial and the Other On-Going Trials, including any changes to the protocols therefor, only with the prior written consent of Ikaria, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.4                        Regulatory Matters.  Ikaria shall prepare and submit all filings with Regulatory Authorities relating to Products, which filings shall be in Ikaria’s name, provided that Ikaria shall provide BioLineRx [***] days prior notice to enable BioLineRx to review and provide any comments on such submissions.  With respect to regulatory matters concerning Products, BioLineRx shall cooperate with Ikaria in the preparation and support of each application for Regulatory Approval and shall provide Ikaria with such reasonable assistance as Ikaria may request.  For example, upon Ikaria’s request, BioLineRx shall describe the materials in sufficient and reasonable detail as requested by Ikaria, the Manufacturing techniques and other appropriate characteristics of Products (and the components thereof), and provide Ikaria with such other information related to the Products, including materials, chemistry, Manufacturing, technical dossier and controls data, batch records, analytical and quality control, device master files (if applicable), data from the On-Going Phase I/II Trial or Other On-Going Trials, or other information as Ikaria may reasonably request.

Section 3.5                        Technology Exchange.

(a)           As soon as reasonably practicable after Ikaria’s written request, BioLineRx shall complete the activities assigned to BioLineRx as set forth on the technology exchange plan attached hereto as Exhibit A (the “Technology Exchange Plan”), to effect the transfer to Ikaria (or Ikaria’s designee(s)) of all embodiments of and information relating to BioLineRx Intellectual Property reasonably necessary for the exercise of Ikaria’s rights under the license granted pursuant to Section 2.1, including the Manufacturing of Products (“Technology Exchange”).  BioLineRx shall make available to Ikaria (or Ikaria’s designee(s)) such number of technical personnel as may be set forth in the Technology Exchange Plan to answer any questions or provide instruction as reasonably requested by Ikaria (or Ikaria’s designee(s)) concerning the items delivered pursuant to this Section 3.5, in connection with the Development,  Manufacture and Commercialization of Products hereunder.  Each Party shall bear its own costs with respect to the Technology Exchange.

[***] Redacted pursuant to a confidential treatment request.

(b)           The Joint Development Committee shall be responsible for coordinating the technology exchange activities under the Technology Transfer Plan.  Each Party shall cooperate with the other Party in such other Party’s conduct of technology exchange activities under the Technology Exchange Plan.

(c)           If Ikaria desires that BioLineRx provide technology exchange services beyond the scope of the Technology Exchange Plan, BioLineRx shall provide such services on terms to be agreed upon in good faith by the Parties.  Notwithstanding the foregoing, BioLineRx shall provide Ikaria with reasonable access to BioLineRx’s employees and consultants involved prior to the Effective Date and during the term of this Agreement with the Development of any Product.

Section 3.6                        Manufacturing.

(a)           Ikaria shall be solely responsible for the Manufacture of Products for Development or for Commercialization in the Field in the Territory, which Ikaria may conduct itself or through Affiliates or Licensees.

(b)           BioLineRx Ltd. shall have the option (either directly or through an Affiliate), exercisable in its sole discretion no later than [***] months prior to the date on which Ikaria intends to file for Regulatory Approval in the U.S., to Manufacture Product pursuant to the terms of a supply agreement to be negotiated in good faith by the Parties, provided that (i) BioLineRx may exercise the foregoing option only to the extent that it has the demonstrated ability to manufacture the Product, including compliance with cGMP and all applicable laws and regulations, including those of the FDA and EMEA, (ii) BioLineRx shall bear all expenses required to establish and qualify the BioLineRx manufacturing site, including the costs of scale-up batches, process validation batches and stability batches, (iii) BioLineRx shall not be entitled to assign such option or to utilize subcontract manufacturing, and (iv) neither Party shall have any obligation to enter into such agreement unless all of the terms and conditions thereof are acceptable to both Parties.  If BioLineRx Ltd. exercises such option and the Parties enter into a supply agreement, (x) Ikaria shall be required to purchase no less than twenty percent (20%) of its requirements for the Product from BioLineRx, and (y) the per unit price for the Product shall be the [***], provided that the price shall not exceed [***]%) of the Net Sales price per unit of Product; provided, further, that if BioLineRx at any time shall fail to supply Product on time or such supply is otherwise disrupted, the minimum purchase requirement set forth in the preceding clause (x) shall no longer apply.  Any clinical supply provided to Ikaria by BioLineRx would be provided at cost.

[***] Redacted pursuant to a confidential treatment request.

(c)           The Parties will discuss the most efficient structure for the Manufacture and supply of Product for Development and Commercialization purposes.  If the Parties determine that coordination in Manufacturing is appropriate, the Parties will establish a Joint Manufacturing Committee (the “Joint Manufacturing Committee” or “JMC”) to coordinate Manufacturing efforts.  If established, the JMC would be comprised of [***] representatives of Ikaria and [***] representatives of BioLineRx, to oversee the Manufacturing of Products.  Each Party would make its initial designation of its representatives not later than [***] days after the Parties agreed to establish the JMC.  Each Party shall designate as its representatives individuals who have the requisite experience and knowledge to discuss the Manufacturing of Products.  Each Party would be permitted to change any one or more of its representatives to the JMC at any time upon notice to the other Party.

(d)           The JMC would meet at least [***] or more or less frequently as the JMC may agree.  The location of such meetings shall be as mutually agreed by the Parties.  The JMC may also meet by means of a telephone or video conference call.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JMC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  Each Party would bear its own costs with respect to its participation on the JMC.

(e)           The JMC would only act unanimously.  If, however, the JMC is unable to reach agreement with respect to any matter within [***] days, the matter shall be referred to the Parties’ respective Executive Officers for resolution.  If the Executive Officers are not able to resolve any such matter by consensus within [***] days following referral, Ikaria’s Executive Officer shall have the right to decide the matter taking into account Ikaria’s obligation to use Commercially Reasonable Efforts under Section 3.8.

Section 3.7                        Commercialization.  Ikaria shall be solely responsible for conducting, itself or through Affiliates or Licensees, the Commercialization of Products in the Field in the Territory, including (a) contracting with customers and booking sales, (b) setting the price and terms and conditions under which a Product may be sold to customers, and (c) handling of managed care accounts, and, subject to Section 1.29, Section 4.2(b), Section 5.2(d), Section 5.3(e) and Section 10.1(b), as between the Parties, Ikaria shall bear all costs associated therewith.  Ikaria shall produce and update from time to time a comprehensive Commercialization plan (the “Commercialization Plan”), which shall include plans for Commercializing Product in each major market in which Ikaria does not then have a presence.  The Commercialization Plan shall include a preliminary timeline for the initial Commercialization of Products, which is intended as a planning and informational tool and shall not constitute a binding obligation on Ikaria, and shall be subject to adjustment by Ikaria from time to time, provided, that, Ikaria shall provide BioLineRx with prior written notice of any material proposed change to a timeline.  The most recent preliminary Commercialization Plan is attached hereto as Schedule 3.7.

Section 3.8                        Efforts.  Ikaria shall use Commercially Reasonable Efforts, either itself or through Affiliates or Licensees, (a) to Develop at least one Product in the Territory and (b) to Commercialize at least one Product in the Territory.

[***] Redacted pursuant to a confidential treatment request.

Article IV

Financial Provisions

Section 4.1                        Milestone Payments.

(a)           Development and Regulatory Milestones.  With respect to each of the following milestones, Ikaria shall pay BioLineRx the corresponding payment set forth below within [***] days after the achievement by Ikaria, its Affiliates or Licensees of such milestone:

MILESTONE	PAYMENT
1. Effective Date	$7,000,000
2. Successful Completion of On-Going Phase I/II Trial	$10,000,000
3. [***]
4. [***]
5. [***]
6. [***]
Total Development and Regulatory Milestone Payments	$132,500,000

(b)           Commercialization Milestones.  Ikaria shall pay each of the following milestone payments to BioLineRx within [***] days after the achievement of such milestone:

MILESTONE	PAYMENT
7. Annual Net Sales in Territory exceed $[***] in a Calendar Year	$	[***	]
8. Annual Net Sales in Territory exceed $[***] in a Calendar Year	$	[***	]
9. Annual Net Sales in Territory exceed $[***] in a Calendar Year	$	[***	]

Each of the milestones set forth in Section 4.1(a) and Section 4.1(b) shall be paid only once regardless of the number of Products that achieve such milestone.

[***] Redacted pursuant to a confidential treatment request.

Section 4.2                        Royalties on Net Sales of Products.  During the Royalty Term applicable to each Product, and subject to adjustment as set forth in Section 4.2(b), Ikaria shall pay to BioLineRx royalties on a Product-by-Product basis, with the amount of such royalties calculated as a percentage of Net Sales in a calendar year for such Product as set forth below:

Net Sales	Royalty
[***]
[***]
[***]

(a)           Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Product.

(b)           Royalty Reductions for Third Party Payments.  Ikaria shall use Commercially Reasonable Efforts to avoid any Third Party Payments.  Ikaria shall provide BioLineRx written notice within [***] days of its receipt of any request or demand that Ikaria, its Affiliates or any Licensee obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Licensee to exercise or use the rights granted to Ikaria herein.  If Ikaria is required to obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Licensee to exercise or use the rights granted to Ikaria herein, and Ikaria, its Affiliates, or any Licensee pays any Third Party any up-front fee, milestone, royalty, or other payment (each, a “Third Party Payment”) in connection with such license or immunity from suit, Ikaria shall have the right to set off against any amounts payable to BioLineRx under this Article IV [***]%) of any Third Party Payments provided that in no event will the royalty paid to BioLineRx on Net Sales in the applicable country fall below [***]%).  If the amount of Third Party Payments that Ikaria is entitled to set off exceeds the amount otherwise payable to BioLineRx at any given time, or is limited by the foregoing [***]%), Ikaria shall be entitled to carry over the excess for set off against amounts payable to BioLineRx in subsequent periods until Ikaria has been credited for the full amount it is entitled to set off.  Prior to paying any Third Party Payment, the Parties shall obtain an analysis from their respective counsel in respect of the validity of the claim of any Third Party seeking Third Party Payments.  If the Parties are unable to agree on an assessment of the claim, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to assess such claims.  Ikaria shall substitute the decision of such independent patent counsel for that of its own counsel with respect to deciding whether to obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Licensee to exercise or use the rights granted to Ikaria herein.

(c)           Duration of Payments.  The amounts payable to BioLineRx under Section 4.2 shall be paid on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term for such Product in such country.

[***] Redacted pursuant to a confidential treatment request.

(d)           Price Concessions.  Ikaria shall not, and shall ensure that its Affiliates and Licensees do not, sell or distribute the Product at a discount (including in the form of government mandated rebates) (with or without consideration) in return substantially for (i) concessions or consideration received in transactions involving products or services other than the Product or (ii) concessions from any government or governmental authority relating to products or services other than the Product.

Section 4.3                        Reports and Accounting.

(a)           Reports; Payments.  Ikaria shall deliver to BioLineRx, within [***] days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Products that are subject to payment obligations to BioLineRx for such calendar quarter.  Such quarterly reports shall indicate (i) gross sales and Net Sales on a country-by-country basis, (ii) the calculation of payment amounts owed to BioLineRx from such gross sales and Net Sales, and (iii) any amounts set off pursuant to Section 4.2(b) against payments owed to BioLineRx.  When Ikaria delivers such accounting to BioLineRx, Ikaria shall also deliver all amounts due under Section 4.2 to BioLineRx for the calendar quarter.  All payments shall be made by wire transfer to the account specified in Schedule 4.3(a).

(b)           Audits by BioLineRx.  Ikaria shall keep, and shall require its Affiliates and Licensees to keep, complete and accurate records of the most recent [***] years relating to gross sales and Net Sales and all information relevant under Section 4.1 and Section 4.2.  For the sole purpose of verifying amounts payable to BioLineRx, BioLineRx shall have the right no more than [***] per calendar year, at BioLineRx’s expense, to engage independent accountants to review such records in the location(s) where such records are maintained by Ikaria, its Affiliates, and its Licensees upon reasonable notice and during regular business hours.  Prior to any review conducted pursuant to this Section 4.3(b), BioLineRx’s accountants shall have entered into a written agreement with Ikaria limiting the use of such records to verification of the accuracy of payments due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party and to BioLineRx for a purpose other than as set forth in this Section 4.3(b).  The right to audit any royalty report or quarterly report or payment shall extend for [***] years from the end of the calendar year in which such royalty report or quarterly report was delivered or such payment made.  Results of such review shall be made available to Ikaria.  If the review reflects an underpayment to BioLineRx, such underpayment shall be promptly remitted to BioLineRx.  Likewise, if the review reflects an overpayment, Ikaria shall be entitled to reduce any subsequent payments by the amount of the overpayment.  If the underpayment to BioLineRx is equal to or greater than [***] %) of the amount that was otherwise due, BioLineRx shall be entitled to have Ikaria reimburse BioLineRx’s reasonable out-of-pocket costs of such review.

[***] Redacted pursuant to a confidential treatment request.

Section 4.4                        Currency Amounts.  All dollar ($) amounts specified in this Agreement are United States Dollar amounts.

Section 4.5                        Currency Exchange.  With respect to sales of Products invoiced in U.S. Dollars and other amounts received or paid by Ikaria, its Affiliates or Licensees in U.S. Dollars, such amounts and the amounts payable hereunder shall be expressed in U.S. Dollars.  With respect to sales of Products invoiced in a currency other than U.S. Dollars and other amounts received or paid by Ikaria, its Affiliates or Licensees in a currency other than U.S. Dollars, such amounts and the amounts payable hereunder shall be expressed in their U.S. Dollar equivalent calculated using the applicable rate of exchange reported by The Wall Street Journal (Eastern U.S. edition) on the last Business Day of the calendar quarter to which the report under Section 4.3(a) relates.  All payments hereunder shall be made in U.S. Dollars.

Section 4.6                        Tax Withholding.  The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to BioLineRx.  The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Ikaria to minimize any withholding tax obligations.  Ikaria shall promptly provide to BioLineRx documentation of the payment of any withholding taxes that are paid pursuant to this Section 4.6, including copies of receipts or other evidence reasonably required and sufficient to allow BioLineRx to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

Section 4.7                        Upfront Payments Received Under Sublicenses.  If Ikaria receives an upfront payment consideration under a sublicense granted to a Third Party under this Agreement, Ikaria shall pay to BioLineRx [***]%) of any such payment within 30 days after actual receipt thereof from the Third Party.

Article V

Intellectual Property Ownership, Protection and Related Matters

Section 5.1                        Ownership of Inventions.

(a)           Intentionally Omitted.

(b)           Intentionally Omitted.

(c)           Inventorship.  Questions of inventorship shall be resolved in accordance with United States patent laws.  In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute.  The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

[***] Redacted pursuant to a confidential treatment request.

(d)           Further Actions and Assignments.  Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Section 5.1.

Section 5.2                        Prosecution and Maintenance of Patent Rights.

(a)           Intentionally Omitted.

(b)           BioLineRx Intellectual Property.  Upon the Effective Date, Ikaria shall assume responsibility for the management of the preparation, filing prosecution and maintenance of any and all patent applications, including any interference proceedings related thereto, included in the BioLineRx Intellectual Property (including, for clarity, the Sublicensed IP, BioLineRx Patent Rights and patents and patent applications that claim or disclose BioLineRx Know-How).

(c)           BioLineRx Step-in Right.  If Ikaria, on a country-by-country basis, declines to file and prosecute, or elects not to take actions necessary to avoid abandonment of, any patent applications or maintain any patent in any country, in each case for which it has responsibility under Section 5.2(a) or Section 5.2(b), it shall give BioLineRx reasonable notice to this effect sufficiently in advance to permit BioLineRx to undertake such filing and prosecution without a loss of rights, and thereafter BioLineRx may, upon written notice to Ikaria, file and prosecute such patent applications and maintain such patents in such country.  If BioLineRx files, prosecutes or maintains any such patent application or patent in such country and any resulting Valid Claim of BioLineRx Patent Rights constitutes the only BioLineRx Patent Rights Covering the Product in such country (i.e., there are no other BioLineRx Patent Rights Covering the Product in such country), then Ikaria shall reimburse BioLineRx for all patent filing, prosecution and maintenance costs incurred by BioLineRx pursuant to the exercise of the foregoing step-in right.

If BioLineRx exercises the foregoing step-in right following the election by Ikaria to abandon all existing BioLineRx Patent Rights in a given country, Ikaria shall, within [***] days following BioLineRx’s written request, notify BioLineRx in writing whether Ikaria intends to Commercialize a Product in the Field in such country.  If Ikaria notifies BioLineRx that Ikaria has no intent to Commercialize a Product in the Field in such country, BioLineRx may, upon written notice to Ikaria within [***] days of receipt of Ikaria’s notice of lack of intent, exercise a right to directly Commercialize a Product in the Field in such country.  If BioLineRx provides Ikaria with such notice:[***]

(d)           Costs and Expenses.  [***]

[***] Redacted pursuant to a confidential treatment request.

(e)           Cooperation Between Parties.  Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patent Rights pursuant to this Section 5.2, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of such Patent Rights, including Patent Rights that such Party has elected not to pursue, as provided for in subsections (a), (b) and (c) above.  In addition, the filing, prosecuting and maintaining Party in subsections (a), (b) and (c) above shall promptly forward to the other Party copies of any substantive correspondence and actions prepared for or received from the U.S. Patent and Trademark Office or any foreign patent office that may materially affect the Patent Rights being prosecuted or maintained.  The other Party’s patent counsel may provide comments to the filing, prosecuting and maintaining Party.  If any comments by the other Party’s patent counsel are provided in sufficient time for the filing, prosecuting and maintaining Party to reflect such comments in its correspondence or response, and such comments are reasonably directed to maximizing the coverage of the claims of the Patent Rights being prosecuted or maintained, the filing, prosecuting and maintaining Party shall reflect such comments in its correspondence or response, if its patent counsel deems it prudent to do so.

(f)           Coordination with BioLineRx pursuant to the Sublicensed IP.  With respect to any Sublicensed IP which Ikaria is responsible for filing, prosecuting, and maintaining, Ikaria shall:

(i)                consult with BioLineRx regarding the preparation, filing, and prosecution of all patent applications, and the maintenance of all patents, included within such Sublicensed IP, including the content, timing, and jurisdiction of the filing of such patent applications and their prosecution, and other details and overall global strategy pertaining to the procurement and maintenance of Patent Rights in such Sublicensed IP, and shall file, prosecute, and maintain all such Patent Rights through a law or patent attorney firm selected by Ikaria and approved by BioLineRx (and  BioLineRx shall exercise its rights under the BGN License Agreement as may be necessary to obtain BGN’s approval); and

(ii)               provide BioLineRx with copies of all patent applications that claim or disclose such Sublicensed IP, and BioLineRx shall exercise its rights under the BGN License Agreement to ensure that BGN cooperates in a timely manner with Ikaria’s efforts to register such Patent Rights, including by causing BGN to execute any documents as may be required for such purpose.

BioLineRx shall take all actions required to remain in compliance with the BGN License Agreement in connection with the foregoing.

Section 5.3                        Third Party Infringement.

(a)           Notice.  Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known or suspected infringement of any of the BioLineRx Patent Rights or (ii) unauthorized use of any of the BioLineRx Know-How of which such Party becomes aware, including, in the case of either clause (i) or clause (ii) involving, or that may reasonably lead to, the Development, Manufacture, use or Commercialization of a product or product candidate that is or may be competitive with a Product in the Field (“Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or suspected unauthorized use.

(b)           BioLineRx Intellectual Property; Step-in Rights.

(i)                Ikaria shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that either Party reasonably believes is required to protect BioLineRx Intellectual Property from Competitive Infringement.  Ikaria shall give BioLineRx sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide BioLineRx with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, Ikaria shall keep BioLineRx informed, and shall from time to time consult with BioLineRx regarding the status of any such suit or action and shall provide BioLineRx with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Any recovery obtained as a result of any proceeding pursuant to this subsection (b)(i), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit; and (B) second, [***]

(ii)               If Ikaria chooses not to initiate a suit or take other appropriate action under subsection (b)(i) above to protect BioLineRx Intellectual Property from Competitive Infringement, Ikaria will so notify BioLineRx of its intention, in which case BioLineRx shall have the right to initiate such suit or take such other appropriate action.  BioLineRx shall give Ikaria sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide Ikaria with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, BioLineRx shall keep Ikaria informed, and shall from time to time consult with Ikaria regarding the status of any such suit or action and shall provide Ikaria with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Any recovery obtained as a result of any proceeding pursuant to this subsection (b)(ii), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit; and (B) second, any remainder shall be shared [***]% for BioLineRx and [***] % for Ikaria.

[***] Redacted pursuant to a confidential treatment request.

(iii)              If BioLineRx chooses not to initiate a suit or take other appropriate action under subsection (b)(ii) above to protect Sublicensed IP from Competitive Infringement and BGN exercises its rights under the BGN License Agreement to prosecute, prevent, or terminate such Competitive Infringement, any amount received by BioLineRx in connection therewith, whether by settlement or otherwise, [***].

(c)           Claimed Infringement.  If a Party becomes aware of any claim that the Development, Manufacture, or Commercialization of Products for use in the Field in the Territory infringes Patent Rights or any other intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, Ikaria shall have the exclusive right to settle such claim.

(d)           Patent Invalidity Claim.  If a Third Party at any time asserts a claim that any BioLineRx Patent Rights is invalid or otherwise unenforceable (an “Invalidity Claim”), whether (i) as a defense in an infringement action brought by Ikaria or BioLineRx pursuant to subsection (b) above, or (ii) in an action brought against Ikaria or BioLineRx referred to in subsection (c) above, or (iii) otherwise, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim.  Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Conduct of Certain Actions; Costs.  Ikaria shall have the sole and exclusive right to select counsel for any suit initiated by it referenced in subsection (b)(i) above or against it referenced in subsection (c) above, and BioLineRx shall have the sole and exclusive right to select counsel for any suit initiated by it referenced in subsection (b)(ii) above.  If required under applicable law in order for a Party (the “Lead Party”) to initiate or maintain such suit, the other Party shall join as a party to the suit.  Such other Party shall offer reasonable assistance to the Lead Party in connection therewith at no charge to the Lead Party except for reimbursement of such other Party’s reasonable out-of-pocket expenses incurred in rendering such assistance.  The Lead Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings referenced in the first sentence of this subsection (e), including the fees and expenses of the counsel selected by it.  Subject to applicable law, the other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(f)           Coordination with BGN.  With respect to any suit to protect Sublicensed IP from infringement for which Ikaria is the Lead Party, notwithstanding anything to the contrary in this Section 5.3:

[***] Redacted pursuant to a confidential treatment request.

(i)                if required under applicable law in order for Ikaria to initiate or maintain such suit, BioLineRx shall (A) exercise its rights under the BGN License Agreement to cause BGN to join as a party to such suit, (B) exercise its rights under the BGN License Agreement to obtain BGN’s approval of counsel selected by Ikaria to represent Ikaria and BGN in such suit, and (C) [***];

(ii)               Ikaria shall not compromise or settle such suit without the prior written consent of BGN, which consent BioLineRx shall exercise its rights under the BGN License Agreement to obtain; and

(iii)              any recovery obtained by Ikaria as a result of such suit, by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit (for clarity, BioLineRx shall be reimbursed for any costs of BGN paid by BioLineRx in accordance with clause (i)(C) above); (B) second, [***]%) of any remainder shall paid to BioLineRx for remittance to BGN as provided in Section 10.1.2 of the BGN License Agreement ; and (C) third, the remaining [***]%) shall be retained by Ikaria; [***].

Article VI

Confidentiality; Non-Solicitation; Standstill

Section 6.1                        Confidential Information.  Each Party agrees that all Confidential Information disclosed to it or its Affiliates by the other Party (a) shall not be used by the receiving Party or its Affiliates except to fulfill its obligations or exercise its rights under this Agreement, (b) shall be maintained in confidence by the receiving Party and its Affiliates, and (c) shall not be disclosed by the receiving Party or its Affiliates to any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party, which consent the disclosing Party may withhold in its sole discretion.  Notwithstanding the foregoing, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including by Israeli securities laws, the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party, if possible under the circumstances, and shall disclose only such Confidential Information of the other Party as is required to be disclosed.  If this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party pursuant to the preceding sentence, such Party shall use, or shall cause its Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency or stock exchange of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

[***] Redacted pursuant to a confidential treatment request.

Section 6.2                        Disclosures to Employees, Consultants, Advisors, Etc.  Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants, advisors, Licensees and potential Licensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and only under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, provided that BioLineRx and Ikaria shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants, advisors, Licensees and potential Licensees to treat such information and materials as required under Section 6.1.  For clarity, (a) Ikaria is permitted to disclose Confidential Information to actual or potential Licensees, acquirors or financing sources; and (b) BioLineRx is permitted to disclose this Agreement and the Development Plan to BGN, solely to the extent required under the BGN License Agreement; provided that any such disclosure subjects the receiving Third Party to conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement.

Section 6.3                        Non-Solicitation.  During the term of this Agreement and continuing for [***] months after the termination of this Agreement, neither Party shall directly or indirectly, for its own account or for the account of others, urge, induce, entice, or in any manner whatsoever solicit any employee directly involved in the activities conducted pursuant to this Agreement to leave the employment of the other Party or any of its Affiliates.  For purposes of the foregoing, “urge”, “induce”, “entice” or “solicit” shall not be deemed to mean: (a) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

Section 6.4                        Standstill.  Neither Ikaria nor any of its Affiliates shall directly or indirectly, for its own account or for the account of others, acquire more than [***]%) of the equity or debt securities of BioLineRx, or urge, induce, entice or solicit any Third Party to acquire the equity or debt securities of BioLineRx, in either case without the consent of BioLineRx, which may be withheld in its sole discretion.  The obligations of Ikaria under this Section 6.4 shall terminate in the event that (a) any Third Party initiates a tender or exchange offer, or otherwise publicly proposes or agrees to acquire, a majority of the equity or debt securities of BioLineRx (provided that the restrictions set forth in this Section 6.4 shall be reinstated in the event that such tender or exchange offer, or proposal, is terminated or withdrawn), (b) it is publicly disclosed that voting securities representing at least [***] of the total voting power of BioLineRx have been acquired by any one or more Third Parties, (c) BioLineRx publicly announces that it intends to seek a Third Party acquirer (provided that the restrictions set forth in this Section 6.4 shall be reinstated in the event that BioLineRx publicly announces that it no longer is seeking a Third Party acquirer and so notifies Ikaria in writing), (d) BioLineRx enters into any agreement to merge with, or sell or dispose of [***] or more of its assets or securities, or (e) this Agreement is terminated pursuant to Article VIII.  BioLineRx shall provide Ikaria with prompt written notice of the occurrence of any of the foregoing events to the extent permitted under applicable law.  For clarity, the acquisition by any employee benefit plan of Ikaria or its Affiliates in any diversified index, mutual or pension fund, which fund in turn holds BioLineRx securities, shall not be deemed a breach of this Section 6.4.

[***] Redacted pursuant to a confidential treatment request.

Section 6.5                        Term.  All obligations of confidentiality imposed under this Article VI shall survive until the date that is [***] years after the expiration or termination of this Agreement.

Section 6.6                        Publicity.  During the term of this Agreement, the content of any press release or public announcement relating to this Agreement or a Product shall be mutually approved by the Parties, except that (a) a Party may issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, (b) a Party may issue such a press release or public announcement if it is advised by counsel that such press release or public announcement is required by applicable law, regulation or legal process, including by Israeli securities laws, the rules or regulations of the SEC or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange, and (c) Ikaria shall remain free to issue press releases and public announcements regarding the Development, Manufacturing, Commercialization and use of Products in the Field, provided that Ikaria shall provide BioLineRx with advance notice of at least [***] days prior to public disclosure of such releases and announcements or such shorter period as required to comply with any applicable law.  In addition, BioLineRx shall reasonably implement any changes that Ikaria may recommend with respect to any filing to be made in accordance with the rules or regulations of the SEC or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange; provided that such Ikaria shall only have the right to comment upon portions of such filings that directly related to Ikaria or this Agreement.  Nothing in the foregoing shall require BioLineRx to implement any change that Ikaria may recommend that is not consistent with the rules or regulations of the Israel Securities Authority, Tel Aviv Stock Exchange, the rules or regulations of the SEC, or any similar regulatory agency in a country other than the United States or Israel, as advised in writing by BioLineRx’s legal counsel.  BioLineRx’s legal counsel will provide Ikaria confirmation of such advise.

Section 6.7                        Publications.  The results of the Development Program may be published by a Party as part of a scientific presentation or publication only after scientific review by and approval of the Joint Development Committee unless the other Party, acting reasonably, disapproves of the presentation or publication in writing within [***] days after receipt of the presentation or publication.  Either Party may require that such Party’s Confidential Information be redacted from such presentation or publication and may reasonably require that other information also be redacted.  In addition, at the request of either Party, the date of submission for presentation or publication shall be delayed for a period of time sufficiently long to permit a Party to seek appropriate patent protection.  Other than as provided for herein, BioLineRx shall not make any publication regarding any Product or containing any Confidential Information of Ikaria without the prior written consent of Ikaria.  Notwithstanding the foregoing, to the extent necessary or appropriate as determined in Ikaria’s discretion, Ikaria may disclose information otherwise covered by this Section 6.7 in documents filed with the SEC.

[***] Redacted pursuant to a confidential treatment request.

Article VII

Representations and Warranties

Section 7.1                        Representations of Authority.  BioLineRx and Ikaria each represents and warrants to the other Party that, except for the consent of the OCS, it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other Party the rights and licenses granted pursuant to this Agreement.

Section 7.2                        Consents.  BioLineRx and Ikaria each represents and warrants to the other Party that, except for the consent of the OCS, all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the date hereof in connection with the execution, delivery and performance of this Agreement have been obtained.

Section 7.3                        No Conflict.  BioLineRx and Ikaria each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, except for the consent of the OCS, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the collaboration and the licenses and rights to be granted pursuant to this Agreement (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the date hereof and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the date hereof.

Section 7.4                        Enforceability.  BioLineRx and Ikaria each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

Section 7.5                        Additional BioLineRx Representations.  BioLineRx represents and warrants to Ikaria that:

(a)           BioLineRx has the right to grant the licenses granted to Ikaria on the terms set forth in this Agreement;

(b)           BioLineRx is not engaged with any Third Party in any Development efforts directed to Products in the Field in the Territory other than with respect to the On-Going Phase I/II Trial, the Other On-Going Trials or the Existing Product Agreements;

(c)           BioLineRx has provided Ikaria with true and complete copies of each of the Existing Product Agreements, each of which is in full force and effect in accordance with its terms as of the date hereof, and has obtained all consents necessary for the assignment to Ikaria of each of the Existing Product Agreements hereunder, and, following such assignment, Ikaria shall have the legal right to exercise all rights of BioLineRx that existed thereunder immediately prior to such assignment;

(d)           to BioLineRx’s Knowledge, the BioLineRx Patent Rights listed in Exhibit B are valid and enforceable and constitute all of the Patent Rights necessary or useful for Ikaria to fully exercise and enforce its rights hereunder;

(e)           to BioLineRx’s Knowledge, the BioLineRx Patent Rights are not being infringed and the BioLineRx Know-How is not being misappropriated by any Third Party;

(f)           BioLineRx owns the entire right, title and interest in and to the BioLineRx Intellectual Property (other than the Sublicensed IP) free and clear of any liens, charges, claims and encumbrances, and no other Person has any claim of ownership or right to obtain compensation with respect to such BioLineRx Intellectual Property;

(g)           to BioLineRx’s Knowledge, the Products developed in the Development Program and the Development, Manufacture and Commercialization of such Products will not infringe or misappropriate any intellectual property rights not licensed to Ikaria hereunder; and

(h)           BioLineRx has not received and has no Knowledge of any claim or demand of any Person pertaining to, or any proceeding which is pending or threatened that asserts, the invalidity, misuse or unenforceability of the BioLineRx Patent Rights or that challenges BioLineRx’s ownership of the BioLineRx Intellectual Property or that makes any adverse claim with respect thereto, and, to the Knowledge of BioLineRx, there is no basis for any such claim, demand or proceeding.

Section 7.6                        BGN License Agreement.  BioLineRx represents, warrants and covenants to Ikaria that:

(a)           BioLineRx has provided Ikaria with a true and complete copy of the BGN License Agreement, which is in full force and effect in accordance with its terms as of the date hereof;

(b)           BioLineRx shall obtain and provide to Ikaria within ten (10) days of execution of this Agreement a written statement from BGN certifying that the terms of this Agreement are consistent with those of the BGN License Agreement, including in the context of Section 13.4.1(c) thereof;

(c)           BioLineRx has (i) achieved by its designated performance date each Milestone (as that term is defined in the BGN License Agreement) having a designated performance date on or before the date hereof, or obtained a waiver in respect thereof, and (ii) neither (A) committed any material breach of the its obligations under the BGN License Agreement nor (B) received any notice from BGN of any alleged material breach thereof by BioLineRx or of any Failure (as that term is defined therein);

(d)           BioLineRx shall upon receipt by BioLineRx promptly provide Ikaria with a copy of any notice from BGN described in the foregoing clause (c)(ii)(B);

(e)           BioLineRx shall not terminate, amend, supplement or otherwise modify the BGN License Agreement without Ikaria’s prior written consent;

(f)           the rights and obligations of BioLine Jerusalem L.P. under the BGN License Agreement have been assigned and delegated, or otherwise transferred, to BioLineRx;

(g)           as between BioLineRx and Ikaria, BioLineRx shall be responsible for any and all payments to be made under the BGN License Agreement;

(h)           in the event of any termination of the BGN License Agreement, BioLineRx shall, at Ikaria’s request, provide all reasonable assistance to Ikaria in Ikaria’s efforts to obtain from BGN an exclusive license to the Sublicensed IP, including through enforcement of the provisions of Sections 5.2.3 and 13.4.1(c) of the BGN License Agreement.

Section 7.7                        Employee, Consultant and Advisor Legal Obligations.  BioLineRx and Ikaria each represents and warrants that each of its and its Affiliates’ employees, consultants and advisors who is or will be involved in performing any obligations hereunder has executed or will have executed an agreement or have an existing obligation under law requiring assignment to such Party of all intellectual property made during the course of and as the result of his, her or its association with such Party or such Affiliate, and obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article VI.  BioLineRx and Ikaria each represents and warrants that, to its Knowledge, none of its or its Affiliates’ employees, consultants or advisors who is or will be involved in performing any obligations hereunder is, as a result of the nature of such obligations to be performed by the Parties, in violation of any covenant in any contract relating to non-disclosure of proprietary information, non-competition or non-solicitation.

Section 7.8                        Accuracy of Representations and Warranties on Effective Date.  The representations and warranties of each of the Parties set forth in the preceding sections of this Article VII remain true and accurate on and as of the Effective Date.  Each Party shall promptly following receipt of acceptable consent from the OCS deliver to the other Party a certificate to such effect executed by its Chief Executive Officer.

Section 7.9                        No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING THAT ANY PRODUCTS WILL BE ECONOMICALLY OR TECHNICALLY UTILIZABLE, THAT ANY SALES OF ANY PRODUCTS WILL OCCUR, THAT THE DEVELOPMENT PROGRAM ACTIVITIES WILL BE COMPLETED IN THE EXPECTED TIMEFRAME, OR THAT ANY PRODUCT WILL BE FREE OF ANY THIRD PARTY RIGHTS.

Article VIII

Term and Termination

Section 8.1                        Term.  The term of this Agreement shall begin on the Effective Date, may be terminated as set forth in this Article VIII, and shall expire on a Product-by-Product and country-by-country basis upon the date of expiration of the Royalty Term for such Product in such country, and shall expire in its entirety upon the last-to-expire Royalty Term, unless earlier terminated as set forth in this Article VIII.

Section 8.2                        Termination for Material Breach.  Upon any breach of a material provision of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing ninety (90) days written notice to the Breaching Party specifying the material breach.  The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period.  Ikaria may terminate this Agreement pursuant to this Section 8.2 immediately upon any termination of the BGN License Agreement.

Section 8.3                        Development-Related Termination.  Ikaria shall have the right to terminate this Agreement upon sixty (60) days prior written notice, if Ikaria at any time determines, in its sole judgment, that the results of the Development Program do not warrant further Development of Products.

Section 8.4                        Effect of Certain Terminations and Expiration.

(a)           If this Agreement is terminated by Ikaria under Section 8.2:

(i)             The licenses granted by BioLineRx to Ikaria under Section 2.1 and, notwithstanding any other provision in this Agreement to the contrary, Ikaria’s obligations under Section 4.2, shall survive;

(ii)            Section 2.2 shall survive until Ikaria is no longer obligated to pay royalties to BioLineRx under Section 4.2; and

(iii)           Section 5.1 and Section 5.3 shall survive.

(b)           If this Agreement is terminated by either BioLineRx under Section 8.2, or by Ikaria under Section 8.3, the licenses granted under Section 2.1 shall terminate as of the effective date of such termination; provided, however, that Ikaria, its Affiliates, and its Licensees shall be afforded a commercially reasonable period of time (but no less than [***] months) to sell off any then existing or in process stocks of the Products, subject to the terms and conditions of this Agreement, including the payment of royalties thereon.

(c)           Upon any termination or expiration of this Agreement, each Party shall return to the other Party any tangible property owned by the other Party, including any books and records and Confidential Information, in accordance with the reasonable instructions given by the other Party, with any shipping costs to be borne by the other Party, provided, however, that a Party may retain a copy of any regulatory records it is required to maintain in accordance with applicable law.

Section 8.5                        Survival.  In the event of any expiration or termination of this Agreement, (a) all financial obligations under Article IV and Article V owed as of the effective date of such expiration or termination shall remain in effect, including such obligations that have accrued, but have not been invoiced, as of such effective date, and (b) the obligations set forth in Section 5.1, Article VI, Article IX and Article X, and all other terms, provisions, representations, rights and obligations contained in this Agreement that by their express terms survive expiration or termination of this Agreement (including Section 8.4 and this Section 8.5), shall survive and all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.

[***] Redacted pursuant to a confidential treatment request.

Section 8.6                        Termination Prior to Effective Date.  Notwithstanding anything to the contrary in this Article VIII, Ikaria may terminate this Agreement prior to the Effective Date, with no liability to BioLineRx, if the OCS does not consent to the Agreement in a form reasonably satisfactory to both Parties within forty-five (45) days after the execution of this Agreement.  The provisions of Article X (except for Section 10.1(a)) and this Section 8.6 shall survive such termination, and all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.

Article IX

Dispute Resolution

Section 9.1                        Negotiation.  Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties.

Section 9.2                        Escalation.  If the Parties are unable to settle any dispute after good faith negotiations pursuant to Section 9.1 after [***] days, such dispute (except for any matter that by its express terms shall be resolved as provided in this Agreement, including any matter arising under Section 3.2 or Section 3.6) shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [***] days after referral.

Section 9.3                        Mediation.  Solely with respect to a dispute as to whether Ikaria has breached its obligations to use Commercially Reasonable Efforts as set forth in Section 3.8, if the Executive Officers are unable to settle such dispute after good faith negotiations pursuant to Section 9.2 within [***] days after referral to the Executive Officers, the Parties shall, within [***] days thereof, engage a mutually agreeable Third Party mediator on a non-binding basis to assist the Parties in determining whether such a breach has occurred.  The Parties agree that they will participate in good faith in an effort to resolve the dispute in an informal, inexpensive and expeditious manner and that any mediator selected shall agree to render any judgments in a timely manner, but no later than [***] days after the mediator is selected.  All expenses of the mediator will be shared equally by the Parties.

Section 9.4                        Litigation.  If the Executive Officers are unable to settle any dispute after good faith negotiations pursuant to Section 9.2 (other than a dispute as to whether Ikaria has breached its obligations to use Commercially Reasonable Efforts as set forth in Section 3.8) within [***] days after referral, or if the Parties continue to dispute whether Ikaria has breached its obligations to use Commercially Reasonable Efforts as set forth in Section 3.8 following mediation pursuant to Section 9.3, then either Party may seek resolution of the dispute (except for any matter that by its express terms shall be resolved as provided in this Agreement, including any matter arising under Section 3.2 or Section 3.6) through remedies available at law or in equity from any court of competent jurisdiction as set forth in Section 10.3.

[***] Redacted pursuant to a confidential treatment request.

Section 9.5                        Equitable Relief.  Each Party acknowledges and agrees that the other Party would be damaged irreparably if any of the provisions of Article II, Article V and Article VI are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of such provisions, to preserve status quo, and to enforce specifically such provisions in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Article X

Miscellaneous Provisions

Section 10.1                      Indemnification.

(a)           By Ikaria.  Ikaria agrees to defend BioLineRx, its Affiliates and their respective directors, officers, employees and agents at Ikaria’s cost and expense, and shall indemnify and hold harmless BioLineRx and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) arising out of any Third Party claim to the extent relating to (i) any breach by Ikaria of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) personal injury, property damage, product liability or other damage resulting from the Development, Manufacture, use or Commercialization of a Product by Ikaria or its Affiliates or Licensees, excluding any claim for which BioLineRx indemnifies Ikaria under subsection (b) below.

(b)           By BioLineRx.  BioLineRx agrees to defend Ikaria, its Affiliates and their respective directors, officers, employees and agents at BioLineRx’s cost and expense, and shall indemnify and hold harmless Ikaria and its Affiliates and their respective directors, officers, employees and agents from and against any Losses arising out of any Third Party claim to the extent relating to (i) any breach by BioLineRx of any of its representations, warranties or obligations pursuant to this Agreement, (ii) personal injury, property damage or other damage resulting from the conduct of the On-Going Phase I/II Trial or the Other On-Going Trials by or on behalf of BioLineRx or its Affiliates, (iii) the BGN Agreement, or (iv) any allegation that the practice of the BioLineRx Intellectual Property rights in the Development Program infringes or misappropriates any Third Party intellectual property rights, to the extent BioLineRx had Knowledge that such practice would infringe or misappropriate such Third Party intellectual property rights on or before the Effective Date.

(c)           Claims for Indemnification.  A Person entitled to indemnification under this Section 10.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).  Within [***] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent the Indemnifying Party shall not unreasonably withhold, condition or delay.  The Indemnifying Party shall not agree, without the prior written consent of the Indemnified Party, which consent the Indemnified Party shall not unreasonably withhold, condition or delay, to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

Section 10.2                      Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of New York, USA (other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction).

Section 10.3                      Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of New York, USA in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, unless the state or federal courts sitting in the State of New York decline to exercise jurisdiction over any such action or proceeding or if those courts lack proper jurisdiction, then any action or proceeding arising out of or relating to this Agreement may be brought in any other U.S. court of competent jurisdiction.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.6, provided that nothing in this Section 10.3 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

[***] Redacted pursuant to a confidential treatment request.

Section 10.4                      Assignment.  Ikaria may assign this Agreement or any right hereunder, or delegate any obligation hereunder, in its sole discretion, to (a) any Affiliate of Ikaria or (b) any entity acquiring all or substantially all of the assets of Ikaria Holdings, Inc. and its Affiliates.  All other assignments by Ikaria, including (i) to any entity acquiring all or substantially all of the assets of Ikaria to which this Agreement relates or (ii) to any entity with which or into which Ikaria may consolidate or merge, are subject to BioLineRx’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.  BioLineRx may assign its right to receive payments hereunder to a Third Party, in its sole discretion, but BioLineRx shall not otherwise be permitted to assign this Agreement, in whole or in part, without the prior written consent of Ikaria, which approval shall not be unreasonably withheld, conditioned or delayed.  Any assignments in contravention of this Section 10.4 shall be null and void.

Section 10.5                      Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, except for that certain Mutual Non Disclosure Agreement between the Parties dated February 25, 2009.  Without limiting the generality of the foregoing, this Agreement hereby supersedes and replaces in its entirety the License and Commercialization Agreement by and among the parties dated as of July 5th, 2009.  To the extent that any provision of this Agreement conflicts with any provisions of such Mutual Non Disclosure Agreement, the provision of this Agreement shall control.  Except as set forth in Section 2.1(iv), any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 10.6                      Notices.

Notices to Ikaria shall be addressed to:

Ikaria Development Subsidiary One LLC
6 State Route 173
Clinton, NJ 08809, USA
Attention: Chief Executive Officer

with copy to:

Ikaria Holdings, Inc.
6 State Route 173
Clinton, NJ 08809, USA
Attention: General Counsel

Notices to BioLineRx Ltd. shall be addressed to:

BioLineRx Ltd.
19 Hartum Street
P.O. Box 45158
Jerusalem 91450, Israel
Attention:  Chief Executive Officer

with copy to:

Arent Fox LLP
1050 Connecticut Avenue
Washington, DC  20036, USA
Attention: John Dwyer, Esq.

Notices to BioLine Innovations Jerusalem L.P. shall be addressed to:

BioLine Innovations Jerusalem L.P.
19 Hartum Street
P.O. Box 45158
Jerusalem 91450, Israel
Attention:  Chief Executive Officer

with copy to:

Arent Fox LLP
1050 Connecticut Avenue
Washington, DC  20036, USA
Attention: John Dwyer, Esq.

Any Party may change its address by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 10.7                      Force Majeure.  No failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, including the following: acts of God; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion (each such event, a “Force Majeure Event”) and provided that such Party cures such failure or omission resulting from one of the above causes as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

Section 10.8                      Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either BioLineRx or Ikaria to act as agent for the other.

Section 10.9                      Limitations of Liability.  NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 10.9 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS; (B) ANY LOSSES, INCLUDING LOST PROFITS, ARISING FROM ANY (I) BREACH OF A PARTY’S OBLIGATIONS WITH RESPECT TO THE OTHER PARTY’S CONFIDENTIAL INFORMATION, (II) BREACH BY BIOLINERX OF THE EXCLUSIVE RIGHTS GRANTED IN SECTION 2.1 OR THE COVENANT CONTAINED IN SECTION 2.2, OR (III) USE OF ANY PATENT RIGHTS OR KNOW-HOW LICENSED HEREUNDER BEYOND THE SCOPE OF SUCH LICENSE; OR (C) ANY LOSSES ARISING AS A RESULT OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.10                    No Implied Waivers; Rights Cumulative.  No failure on the part of BioLineRx or Ikaria to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any further or other exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 10.11                    Severability.  If, under applicable law or regulation, any provision of this Agreement is invalid, incomplete or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid, incomplete or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid, complete and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 10.12                    Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

REMAINDER OF PAGE LEFT EMPTY; NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this License and Commercialization Agreement as of the Effective Date.

IKARIA DEVELOPMENT SUBSIDIARY ONE LLC
By: _________________________ Name: _________________________ Title: _________________________
BIOLINERX LTD.
By: _________________________ Name: _________________________ Title: _________________________
BIOLINE INNOVATIONS JERUSALEM L.P. by its General Partner, BioLine Innovations Jerusalem, Ltd.
By: _________________________ Name: _________________________ Title: _________________________

SCHEDULE 1.30

PROTOCOL FOR ON-GOING PHASE I/II TRIAL

[PROTOCOL IMMEDIATELY FOLLOWS]

SCHEDULE 1.31

DESCRIPTIONS OF OTHER ON-GOING TRIALS

Name of Study	Estimated Duration	Estimated End Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***] Redacted pursuant to a confidential treatment request.

SCHEDULE 1.35

OUTLINE OF STRUCTURE FOR PIVOTAL CLINICAL TRIAL FOR PRIMARY INDICATION

(see Schedule 3.1)

SCHEDULE 1.42(a)

INDEPENDENT SAFETY MONITORING BOARD CHARTER

Independent Safety Monitoring Board

Charter

For

Bioline Innovations Jerusalem

Protocol No. BL-1040

A Phase I, multi-center, open label study designed to assess the safety and feasibility of the injectable BL-1040 implant to provide scaffolding to infarcted myocardial tissue

[***]

[***] Redacted pursuant to a confidential treatment request.

[***]

[***] Redacted pursuant to a confidential treatment request.

[***]

[***] Redacted pursuant to a confidential treatment request.

[***]

[***] Redacted pursuant to a confidential treatment request.

SCHEDULE 2.3

EXISTING PRODUCT AGREEMENTS

[***]

[***] Redacted pursuant to a confidential treatment request.

SCHEDULE 3.1

INITIAL DEVELOPMENT PLAN

[***]

[***] Redacted pursuant to a confidential treatment request.

SCHEDULE 3.7

PRELIMINARY COMMERCIALIZATION PLAN

[***]

[***] Redacted pursuant to a confidential treatment request.

SCHEDULE 4.3(a)

BIOLINERX WIRE TRANSFER INFORMATION

[***]

[***] Redacted pursuant to a confidential treatment request.

EXHIBIT A

TECHNOLOGY EXCHANGE PLAN

Upon Ikaria’s request, the following will be provided by BioLineRx to Ikaria or its designee:

10.
All materials (original or copies as appropriate) in BioLineRx’s possession and Control relating to Product, including documentation relating to Development and all regulatory filings, clinical information, and data and other documents relating to the On-Going Phase I/II Trial and the Other On-Going Trials.

11.
Copies of all documents and available information in BioLineRx’s possession and Control necessary for Manufacturing of Product at the time of technology exchange. These documents will include information necessary to assist Ikaria or its designee in setting up Manufacturing operations for such things as:

•	raw material test methods, specifications, qualification and justification for use
•	raw material vendor lists with part numbers
•	analytical methods stated purpose, development, qualification and validation reports
•	process development reports, laboratory notebooks and associated electronically stored data
•	Manufacturing summary including
o
detailed process description with process schematics, operating parameters and target ranges, flow charts outlining critical process controls and steps, cartoons, verbal description including abbreviations, process scale, yield, and standard process instructions

o	in-process controls/tests and acceptance criteria including stated purpose of in-process tests
o	master batch record(s)
o	filling/packaging process
o	aseptic and process development and validation documents
o	facility and equipment requirements and design documents
o	descriptions of process equipment, including suppliers, part numbers, and historic invoices
o	product test methods, specifications and justification of specifications
o	product stability, test methods and qualification/validation reports, stability reports, shelf life recommendations

As available and agreed upon by the JDC at the time of a technology exchange, BioLineRx will provide requested technical manufacturing or engineering advice to Ikaria or its designee. Ikaria will ensure designee has necessary expertise in place to exchange the documentation and expertise in an orderly fashion.

EXHIBIT B

BIOLINERX PATENT RIGHTS

Family 1

INJECTABLE CROSS-LINKED POLYMER PREPARATIONS AND USES THEREOF
Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Status	Owner

[***]

[***] Redacted pursuant to a confidential treatment request.

Family 2

A METHOD OF TREATING MUSCLE TISSUES

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Status	Owner

[***]

[***] Redacted pursuant to a confidential treatment request.

PAYMENT DATE EXTENSION AMENDMENT

Ikaria Development Subsidiary One LLC, a Delaware limited liability company having a principal place of business at 6 State Route 173, Clinton, NJ 08809, USA (“Ikaria”), BioLineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLineRx”) are party to an Amended and Restated License and Commercialization Agreement dated as of the 26th day of August, 2009 (the “Agreement”). Any defined terms used herein shall have them meaning ascribed thereto in the Agreement.

Pursuant to Section 4.1(a) the Agreement, Ikaria is required to make a milestone payment to BioLineRx of USD $10,000,000 upon the Successful Completion of the On-Going Phase I/II Trial (the “Second Milestone Payment”) on or before [***]. BioLine and Ikaria are currently in discussions to determine whether Ikaria is required to withhold United States federal income taxes from the Second Milestone Payment. In order to enable the parties to complete those discussions, Ikaria and BioLine hereby agree that the due date for the Second Milestone Payment is hereby extended to [***].

Sections 10.2 (“Governing Law”) and 10.3 (“Submission to Jurisdiction”) of the Agreement are hereby incorporated herein by reference.

Acknowledged, Agreed, and Confirmed

/s/ Daniel Tassé Daniel Tassé Chief Executive Officer Ikaria Development Subsidiary One LLC	/s/ Kinneret Savitsky Kinneret Savitsky, Chief Executive Officer On behalf of, and as authorized representative of, both BioLineRx Ltd. and BioLine Innovations Jerusalem L.P.

[***] Redacted pursuant to a confidential treatment request.

AMENDMENT TO THE AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION
AGREEMENT

This Amendment (this “Amendment”) is entered into this 21st day of April 2010 (the “Amendment Effective Date”) by and between Ikaria Development Subsidiary One LLC, a Delaware limited liability company with a place of business at 6 Route 173, Clinton, NJ, 08809 USA (“Ikaria”), and BiolineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158 Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLine Rx”) . This Amendment amends the Amended and Restated License and Commercialization Agreement entered into by and between Ikaria and BioLineRx dated as of the 26th day of August 2009 (the “Agreement”). Any defined term used in this Amendment not expressly defined herein shall have the meaning ascribed thereto in the Agreement.

1. Modification of Payee. All payments to be made under the Agreement shall be made to BiolineRx Ltd. or any Third Party assignee of BioLineRx Ltd. permitted under Section 10.4 of the Agreement.

2. Modification of Assignment. The last two sentences of Section 10.4 of the Agreement are hereby amended and restated as follows:

“BioLineRx Ltd. may assign its right to receive payments hereunder to a Third Party, in its sole discretion, provided that BioLineRx Ltd. provides Ikaria with prior written notice of the assignment and the name and address of the assignee. Any such Third Party assignee may not further assign the right to receive payments hereunder without providing Ikaria with prior written notice of the assignment and the name and address of the assignee. Ikaria shall maintain a written record of any such assignments. The parties intend that this Agreement shall be considered to be in “registered form” as defined in United States Treasury Regulations Section 5f.103-1(c). BiolineRx shall not otherwise be permitted to assign this Agreement, in whole or in part, without the prior written consent of Ikaria, which approval shall not be unreasonably withheld, conditioned, or delayed. Any assignment in contravention of this Section 10.4 shall be null and void.”

3. Ratification of Agreement. Except as set forth in this Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect. This Amendment is hereby integrated into and made a part of the Agreement.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be effective as of the Amendment Effective Date, and all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

5. Execution and Delivery. This Amendment shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto.

Acknowledged and Agreed to:

BIOLINERX LTD.	IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

By: /s/ Kinneret L. Savitsky /s/ Philip Serlin	By: /s/ Matthew M. Bennett
Signature	Signature

Kinneret L. Savitsky Philip Serlin	Matthew M. Bennett
Printed Name	Printed Name

CEO CFO	Vice President and Secretary
Title	Title

April 21, 2010	April 21, 2010

BIOLINE INNOVATIONS JERUSALEM L.P., BY ITS GENERAL PARTNER BIOLINE INNOVATIONS JERUSALEM, LTD.

By: /s/ Kinneret L. Savitsky /s/ Philip Serlin
Signature

Kinneret L. Savitsky Philip Serlin
Printed Name

CEO CFO
Title

April 21, 2010

AMENDMENT

TO

AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT

Amendment to Amended and Restated License and Commercialization Agreement (this “Amendment”), dated as of January 8, 2015 (the “Amendment Effective Date”), by and among Bellerophon BCM LLC, a Delaware limited liability company formerly known as Ikaria Development Subsidiary One LLC (“Bellerophon”), on the one hand, and BioLineRx Ltd., a corporation organized and existing under the laws of the State of Israel (“BioLineRx”), on the other hand.  Each of Bellerophon and BioLineRx may be referred to herein as a “Party” and Bellerophon and BioLineRx may be referred to herein collectively as the “Parties.”

WHEREAS, Bellerophon, BioLineRx and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel (“BioLine Innovations”) entered into an Amended and Restated License and Commercialization Agreement as of August 26, 2009 (the “Agreement”);

WHEREAS, BioLine Innovations has assigned all of its rights and obligations under the Agreement to BioLineRx, and BioLineRx has assumed such rights and obligations;

WHEREAS, Bellerophon has consented to the foregoing assignment and assumption in accordance with Section 10.4 of the Agreement;

WHEREAS, BioLineRx has alleged certain breaches or potential breaches of the Agreement in correspondence to Bellerophon, and Bellerophon has denied that any breach of the Agreement exists; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement and to resolve all disputes relating to the Agreement that have arisen between them;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.  For the avoidance of doubt, Bellerophon, as defined in this Amendment, and Ikaria, as defined in the Agreement, are one and the same entity.

2.     Amendment to Agreement Terms.  Section 4.1(a)(3) of the Agreement is hereby amended and restated to read as follows:

 ***[SIX WORDS REDACTED]***

***[ELEVEN WORDS REDACTED]***

***[FIVE LINES REDACTED]***

***[FIVE LINES REDACTED]***

***[TWO LINES REDACTED]***

***[FOUR LINES REDACTED]***

***[TEN LINES REDACTED]***

***[SEVEN LINES REDACTED]***
$***

3.     Release.  BioLineRx, on its own behalf and on behalf of its predecessors, successors, assigns, affiliates, agents and representatives, and each of them in all of their capacities, shall, and hereby does (in such capacity, the “Releasing Parties”), forever waive, release and discharge Bellerophon and Bellerophon’s affiliates, and its and their predecessors, successors, assigns, affiliates, agents, representatives, officers, directors, employees, stockholders, attorneys and advisors, and each of them in all of their capacities (in such capacity, the “Released Parties”), of and from any and all claims, causes of action, demands, damages, debts, liabilities, obligations, equitable and provisional remedies, costs, expenses (including attorneys’ and accountants’ fees and expenses) actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Releasing Party now has or at any time previously had, based in any way, directly or indirectly, on the Agreement or the spin-out of Bellerophon from Ikaria Holdings, Inc. and its affiliates, or based on any act or failure to act, or on any disclosure or failure to disclose, by Bellerophon under or in connection with the Agreement (each, a “Claim”).  Each Releasing Party irrevocably covenants and agrees not to assert directly or indirectly any Claim, or to commence, institute or cause to be commenced, any proceeding of any kind against any of the Released Parties, based upon, regarding, related to or arising out of any matters released in this release, and further covenants and agrees that this Amendment is a bar to any such Claim.

4.     Miscellaneous.  The Parties hereby confirm and agree that, as amended hereby, the provisions of the Agreement shall remain unchanged and in full force and effect and the Agreement remains a binding obligation of the Parties.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

BELLEROPHON BCM LLC	BIOLINERX LTD.

By: s/ BELLEROPHON BCM LLC	By: /s/ BIOLINERX LTD